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                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 15, 2002, relating to the financial statements and financial highlights which appears in the June 30, 2002 Annual Report to Shareholders of Nuveen Large-Cap Value Fund, Nuveen Balanced Municipal and Stock Fund, Nuveen Balanced Stock and Bond Fund and Nuveen European Value Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants, Custodian and Transfer Agent".




/s/ PricewaterhouseCoopers, LLP
Chicago, Illinois
October 28, 2002